As filed with the Securities and Exchange Commission on April 19, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ANTARES PHARMA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1350192
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Princeton Crossroads Corporate Center
250 Phillips Blvd., Suite 290
Ewing, New Jersey  08618
(609) 359-3020
(Address, including zip code, of Principal Executive Offices)

ANTARES PHARMA, INC.
2008 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

Dr. Paul K. Wotton
Princeton Crossroads Corporate Center
President and Chief Executive Officer
250 Phillips Blvd., Suite 290
Ewing, New Jersey  08618
(609) 359-3020
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5262

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	2,000,000	$3.01	$6,020,000	$689.89

(1)
This registration statement covers shares of Common Stock of Antares Pharma, Inc. that may be offered or sold pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of shares of Common Stock of Antares Pharma, Inc. on April 16, 2012, as reported on the NYSE Amex.

(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by $0.0001146.

Explanatory Note

This Registration Statement is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (“Securities Act”), with respect to 2,000,000 additional shares of Common Stock that may be issued under the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Antares Pharma, Inc., a Delaware corporation (the “Registrant”), will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Registrant under Rule 428(b). Requests should be directed to: Antares Pharma, Inc., Princeton Crossroads Corporate Center, 250 Phillips Blvd., Suite 290, Ewing, New Jersey 08618, Attention: Corporate Secretary, telephone number (609) 359-3020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(2)
the description of the Registrant’s shares of Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 22, 2004 (File No. 333-06661) to register such securities under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” including any amendments filed for the purpose of updating such information.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Antares Pharma, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and  upon the authority of said firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s by-laws provide that the Registrant will, to the maximum extent permitted under the laws of the State of Delaware, indemnify and advance expenses upon request to each director and officer of the Registrant against any and all judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter of which he or she is, or is threatened to be made, a party to or participant in by reason of his or her corporate status. Unless ordered by a court, the Registrant will not provide indemnification to such a director or officer unless a determination has been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such a determination will be made by (i) a majority vote of disinterested directors or an appointed committee of disinterested directors, (ii) if there are no disinterested directors or if the disinterested directors direct, by independent legal counsel or (iii) by the stockholders of the Registrant.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The Registrant has also entered into Indemnification Agreements with each of its current directors and executive officers.  The Registrant may also enter into Indemnification Agreements from time to time with each future director and future executive officer of the Registrant and the Registrant’s wholly owned subsidiaries and certain other officers of the Registrant and its subsidiaries (collectively with the current directors and executive officers, each an “Indemnitee”).

Each Indemnification Agreement generally provides that, subject to certain conditions, limitations and exceptions, (i) the Registrant will indemnify and hold harmless an Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware from expenses and liabilities incurred by such Indemnitee in connection with third party and derivative legal actions brought against such Indemnitee as a result of his or her service to the Registrant, (ii) the Registrant is required to advance all covered expenses incurred by an Indemnitee in a proceeding covered by the Indemnification Agreement, and (iii) the Registrant will provide contribution of liabilities in certain circumstances where indemnification is not available but the Indemnitee would otherwise be entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit	Description

3.1
Certificate of Amendment to Certificate of Incorporation of Antares Pharma, Inc. (Filed as Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2008 and incorporated herein by reference).

3.2
Certificate of Incorporation of Antares Pharma, Inc. (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed with the Commission on April 12, 2006 and incorporated herein by reference).

3.3
Amended and Restated By-laws of Antares Pharma, Inc. (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2007 and incorporated herein by reference).

4.1
Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended (Filed as Exhibit A to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on April 15, 2011 and incorporated herein by reference).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page).

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement;  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

(2)           That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ewing, State of New Jersey, on April 19, 2012.

ANTARES PHARMA, INC.

/s/ Paul K. Wotton
By:	Dr. Paul K. Wotton
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Paul K. Wotton and Robert F. Apple, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul K. Wotton	President, Chief Executive Officer	April 19, 2012
Dr. Paul K. Wotton	and Director

/s/ Robert F. Apple	Executive Vice President and	April 19, 2012
Robert F. Apple	Chief Financial Officer

/s/ Leonard S. Jacob	Chairman of the Board of	April 19, 2012
Dr. Leonard S. Jacob	Directors

/s/ Thomas J. Garrity	Director	April 19, 2012
Thomas J. Garrity

/s/ Jacques Gonella	Director	April 19, 2012
Dr. Jacques Gonella

/s/ Anton G. Gueth	Director	April 19, 2012
Anton G. Gueth

/s/ Eamonn P. Hobbs	Director	April 19, 2012
Eamonn P. Hobbs

/s/ Rajesh C. Shrotriya	Director	April 19, 2012
Dr. Rajesh C. Shrotriya

ANTARES PHARMA, INC.

INDEX TO EXHIBITS

Exhibit Number	Document

3.1
Certificate of Amendment to Certificate of Incorporation of Antares Pharma, Inc. (Filed as Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2008 and incorporated herein by reference).

3.2
Certificate of Incorporation of Antares Pharma, Inc. (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 filed with the Commission on April 12, 2006 and incorporated herein by reference).

3.3
Amended and Restated By-laws of Antares Pharma, Inc. (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2007 and incorporated herein by reference).

4.1
Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended (Filed as Exhibit A to the Company’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on April 15, 2011 and incorporated herein by reference).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page).

* Filed herewith.